As filed with the Securities and Exchange Commission on March 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ITEOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	37-3365066
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

139 Main Street

Cambridge, MA 02142

(339) 217-0162

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

iTeos Therapeutics, Inc. 2020 Stock Option and Incentive Plan

iTeos Therapeutics, Inc. 2020 Employee Stock Purchase Plan

(Full title of the plans)

Michel Detheux, Ph.D.

Chief Executive Officer

iTeos Therapeutics, Inc.

139 Main Street

Cambridge, MA 02142

(339) 217-0162

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

Danielle Lauzon, Esq.

Stephanie A. Richards, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	1,752,237 (2)	$37.83(3)	$66,287,125.71	$7,231.93
Common Stock, $0.001 par value per share	350,447 (4)	$32.16(5)	$11,270,375.52	$1,229.60
Total	2,102,684		$77,557,501.23	$8,461.53

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents an automatic increase of 1,752,237 shares of common stock to the number of shares available for issuance under 2020 Stock Option and Incentive Plan (the “2020 Plan”), effective January 1, 2021. Shares available for issuance under the 2020 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on July 28, 2020 (Registration No. 333-240144).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $37.83, which is the average of the high and low sales prices of the registrant as quoted on the Nasdaq Global Select Market on March 22, 2021.

(4)

Represents an automatic increase of 350,447 shares of common stock to the number of shares available for issuance under the 2020 Employee Stock Purchase Plan (the “2020 ESPP”), effective January 1, 2021. Shares available for issuance under the 2020 ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on July 28, 2020 (Registration No. 333-240144).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on 85% of the average of the high and low sales prices of the registrant’s common stock, as quoted on the Nasdaq Global Select Market, on March 22, 2021. Pursuant to the 2020 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is less.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering (i) an additional 1,752,237 shares of common stock, par value $0. 001 per share (“Common Stock”), of iTeos Therapeutics, Inc. (the “Registrant”) that may be issued pursuant to the iTeos Therapeutics, Inc. 2020 Stock Option and Incentive Plan (the “2020 Plan”) and (ii) an additional 350,447 shares of Common Stock of the Registrant that may be issued pursuant to the iTeos Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”). The number of shares of Common Stock reserved and available for issuance under the 2020 Plan is subject to an automatic annual increase on each January 1 by an amount equal to up to five percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2020 Plan). Accordingly, on January 1, 2021, the number of shares of Common Stock reserved and available for issuance under the 2020 Plan increased by 1,752,237. This Registration Statement registers these additional 1,752,237 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2020 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-240144) on July 28, 2020, is effective. The number of shares of Common Stock reserved and available for issuance under the 2020 ESPP is subject to an automatic annual increase on each January 1 by an amount equal to the least of one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, 634,969 shares of Common Stock or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2020 ESPP). Accordingly, on January 1, 2021, the number of shares of Common Stock reserved and available for issuance under the 2020 ESPP increased by 350,447 This Registration Statement registers these additional 350,447 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2020 ESPP for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-240144) on July 28, 2020, is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-240144) is hereby incorporated by reference pursuant to General Instruction E.

Part II

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Second Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-239415)).

4.2	Form of Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-239415)).

4.3	Amended and Stockholders’ Agreement, dated as of March 24, 2020 (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-239415)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte Bedrijfsrevisoren / Reviseurs d’Entreprises CVBA/SCRL.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	2019 Stock Option and Grant Plan, and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-239415)).

99.2	2020 Stock Option and Incentive Plan, and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-239415)).

99.3	2020 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.5 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-239415)).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on this 24th day of March, 2021.

ITEOS THERAPEUTICS, INC.

By:	/s/ Michel Detheux
Name: Michel Detheux Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michel Detheux and Matthew Call, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Michel Detheux Michel Detheux	Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2021

/s/ David L. Hallal David L. Hallal	Director and Chairman of the Board of Directors	March 24, 2021

/s/ Matthew Gall Matthew Gall	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2021

/s/ Detlev Biniszkiewicz Detlev Biniszkiewicz	Director	March 24, 2021

/s/ Aaron Davis Aaron Davis	Director	March 24, 2021

/s/ Derek DiRocco Derek DiRocco	Director	March 24, 2021

/s/ Tim Van Hauwermeiren Tim Van Hauwermeiren	Director	March 24, 2021

/s/ Ann D. Rhoads Ann D. Rhoads	Director	March 24, 2021

/s/ Matthew Roden Matthew Roden	Director	March 24, 2021